Exhibit 99.1

NEWS RELEASE	February 8, 2007
For more information, contact:
Lisa F. Campbell, Executive Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

EARNINGS FOR YEAR END 2006

Income increases on growth in earning assets as well as growth in noninterest income.

Dunn, NC. . . New Century Bancorp (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported net income for the year ended December 31, 2006, of $4.7 million, compared to $3.6 million in 2005, an increase of 31%. Basic and diluted earnings per share for the year 2006 were $0.82 and $0.78, respectively, compared to basic and diluted earnings per share for 2005 of $0.72 and $0.66, respectively. In a year-to-year comparison, these results were impacted by systems conversion and other merger-related expenses amounting to $329,000 related to the acquisition of Progressive State Bank in the third quarter of 2006. In addition, the earnings per share calculation was impacted by a successful offering of New Century Bancorp stock during the second quarter of 2006, which resulted in the issuance of 1,150,000 new shares.

For the quarter ended December 31, 2006, the Company reported net income of $1.3 million, compared to $1.0 million for the same period in 2005. Basic and diluted earnings per share for fourth quarter 2006 were $0.20 and $0.19, respectively, compared to basic and diluted earnings per share for fourth quarter 2005 of $0.20 and $0.18, respectively.

As of December 31, 2006, the Company reported total assets of $554.2 million compared to $436.4 million at December 31, 2005, an increase of 27%. Total deposits were $464.1 million and total loans were $429.5 million at year end 2006, compared to total deposits of $367.0 million and total loans of $326.9 million at year end 2005, increases of 26% and 31%, respectively.

Income for 2006 was positively impacted by a number of factors: a higher net interest margin for 2006 over 2005; increases in earning assets, partially due to the acquisition of Progressive State Bank; and increases in non-interest income from SBA lending activities, mortgage loan origination fees, deposit service charges, and other fee income.

“Everyone with New Century is pleased to announce our 2006 earnings and the success we have had,” said John Q. Shaw, president and CEO of the Company. “It was a productive year in which we undertook expansion plans to increase the value of our franchise. In addition to acquiring Progressive State Bank, we opened a second office in Clinton and a new office in Lillington. We began construction on a second office in Fayetteville, purchased land for a permanent facility in Lillington, and made plans for a second office in Goldsboro.

“In 2007, we will continue to look for opportunities that expand our franchise while increasing the overall value of New Century Bancorp.”

New Century Bank is headquartered in Dunn and has branch offices in Clinton, Goldsboro, and Lillington; and New Century Bank South is headquartered in Fayetteville with branch offices in Dublin, Lumberton, Pembroke, and Raeford.

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Stock Symbol: NASDAQ: NCBC

www.newcenturybanknc.com

The information as of and for the quarter and year ended December 31, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Financial Highlights

(Unaudited - dollars in thousands except per share and ratios)

	At or for the three months Ended December 31,		At or for the year Ended December 31,
	2006	2005	2006	2005
Operating Data:
Total interest income	$10,190	$7,155	$35,812	$24,679
Total interest expense	4,785	3,028	16,167	10,089

Net interest income	5,405	4,127	19,645	14,590
Provision for loan losses	409	469	1,529	2,172

Net interest income after provision	4,996	3,658	18,116	12,418
Noninterest income	1,182	751	3,278	2,496
Noninterest expense	4,035	2,558	13,816	9,129

Income before income taxes	2,143	1,851	7,578	5,785
Provision for income taxes	836	841	2,840	2,164

Net income	$1,307	$1,010	$4,738	$3,621

Share and Per Share Data (1):
Earnings per share - basic	$0.20	$0.20	$0.82	$0.72
Earnings per share - diluted	0.19	0.18	0.78	0.66
Book value per share	8.96	6.48	8.96	6.48
Tangible book value per share	7.42	6.48	7.42	6.48
Ending number of shares outstanding	6,497,022	5,089,248	6,497,022	5,089,248
Average number of shares outstanding	6,492,748	5,081,363	5,784,671	5,061,791
Diluted number of shares outstanding	6,799,966	5,507,994	6,115,709	5,478,658
Selected Performance Ratios, annualized:
Return on average assets	0.94%	0.96%	0.96%	0.95%
Return on average equity	8.96%	12.22%	10.39%	11.47%
Net interest margin	4.20%	4.14%	4.28%	4.02%
Efficiency Ratio (2)	61.26%	52.44%	60.27%	53.43%
Selected Period End Balance Sheet Data:
Loans, net of unearned income	$429,500	$326,852	$429,500	$326,852
Total earning assets	509,513	412,323	509,513	412,323
Goodwill and other intangible assets	9,988	—	9,988	—
Total assets	554,215	436,367	554,215	436,367
Deposits	464,117	367,003	464,117	367,003
Short term debt	14,441	11,743	14,441	11,743
Long term debt	14,372	22,372	14,372	22,372
Shareholders’ equity	58,207	32,974	58,207	32,974

	4th qtr		YTD
Selected Average Balances:
Loans, net of unearned income	$412,798	$325,248	$369,110	$301,457
Total earning assets	510,206	395,916	458,974	362,669
Goodwill and other intangible assets	9,274	—	4,087	—
Total assets	553,171	416,958	491,849	381,440
Deposits	460,516	349,763	412,078	317,648
Short term debt	14,978	10,156	12,351	7,677
Long term debt	16,790	22,372	19,180	23,049
Shareholders’ equity	57,871	32,784	45,614	31,583
Asset Quality:
Nonperforming assets	$2,821	$1,271	$2,821	$1,271
Allowance for loan losses	$6,246	$5,298	$6,246	$5,298
Allowance for loan losses to period-end loans	1.45%	1.62%	1.45%	1.62%
Net loan charge-offs to average loans	0.11%	0.32%	0.27%	0.16%

(1)	Adjusted for all periods presented to reflect the effect of a 3-for-2 stock split effective July 2005 and a 6-for-5 stock split effective December 2006:

(2)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income